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                                                                  Exhibit 10rr
                                                                  ------------
                        SUPPLEMENTAL BENEFIT AGREEMENT
                        ------------------------------


THIS AGREEMENT, entered into as of October __, 1993, between RICHARD W. ODGERS (the "Officer") and PACIFIC TELESIS GROUP, a Nevada corporation ("Pacific"),

                             W I T N E S S E T H:

WHEREAS the Officer and Pacific entered into an Agreement dated October 27, 1987, and effective November 16, 1987 (the "1987 Agreement"), which obligates Pacific to provide certain supplemental pension benefits and certain health and welfare benefits to the Officer; and

WHEREAS   the  Officer  and  Pacific  entered  into  an  Employment  Agreement effective January 1, 1989 (the "1989 Agreement"), which INTER ALIA permits Pacific to assign its rights thereunder to an affiliate of Pacific; and

WHEREAS the Officer and Pacific entered into an Agreement effective January 1, 1989, and dated February 28, 1990 (the "1990 Agreement), which reconciles certain possible conflicts between the 1987 Agreement and the 1989 Agreement; and

WHEREAS the Officer and Pacific wish to replace the 1987 Agreement and the 1990 Agreement with a single agreement in order to clarify certain possible ambiguities in the benefits to be provided under such Agreements; and

WHEREAS     the  Officer  has  assumed   increased  responsibility,  including
assumption of responsibility for regulatory and external affairs; and

WHEREAS the Officer has been designated Chief Compliance Officer for all of the Pacific Telesis Group companies and it is in the best interests of Pacific that he express himself freely as to any compliance or ethical issues for
Pacific:

NOW, THEREFORE,  the parties agree as follows:

I.    PRIOR AGREEMENTS.

      A. The 1987 Agreement and the 1990 Agreement are hereby terminated and replaced by this Agreement. This Agreement shall not supersede or limit, and shall not be superseded or limited by, the 1989 Agreement.

      B. If there is a difference between the health and welfare benefits provided under the 1989 Agreement and the health and welfare benefits provided under this Agreement, then the Officer shall designate which of the two Agreements shall control for this purpose. The Officer shall not be entitled to health and welfare benefits under more than one of the two Agreements.

II.   Transfer to Affiliate of Pacific.

      In the event that Pacific assigns its rights under the 1989 Agreement to an affiliate of Pacific (the "Successor") pursuant to section 12(o) of

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

      the 1989 Agreement, the Successor shall also assume all rights and obligations of Pacific under this Agreement. The Successor shall assume such rights and obligations in writing in a form reasonably satisfactory to the Officer. A failure by the Successor to assume such rights and obligations in accordance with this Section 2 may, at the Officer's discretion, be treated as an involuntary termination of the Officer's employment by Pacific (for a reason other than Cause or Disability, as such terms are defined in the 1989 Agreement) for all purposes under the 1989 Agreement and under this Agreement. After the Successor has assumed such rights and obligations in accordance with this Section 2, the term "Pacific" shall be deemed to mean the Successor wherever such term is used in this Agreement, and any reference to affiliates of Pacific shall be deemed to refer to affiliates of the Successor.

III. Amount of Supplemental Pension Benefit.

      A. In the event that the Officer ceases to be employed by Pacific or any affiliate of Pacific due to an involuntary termination (for a reason other than Cause or Disability, as such terms are defined in the 1989 Agreement) or resigns for Good Reason prior to attaining 10 years of service as an officer, the Officer shall be entitled to a pension paid by Pacific equal to 45% of his Basic Compensation (assuming such pension is payable as an individual-life annuity). The term "Good Reason" shall mean that the Officer without his consent:

            1.   Has been demoted;

            2. Has incurred a reduction in his authority or responsibility, has incurred a change in the nature of his position resulting in a reduction in authority or responsibility, or has incurred a change in his reporting relationship;

            3. Has incurred a reduction in his compensation (including, without limitation, base compensation or eligibility for benefits under any executive plans or programs);

            4.   Has been encouraged to resign voluntarily; or

            5. Has been required to relocate his principal place of work by a distance of 25 miles or more.

      B. If the Officer ceases to be employed by Pacific or any affiliate of Pacific due to a voluntary termination that is not a resignation for Good Reason, as described in Subsection (a) above, then the Officer shall be entitled to a pension paid by Pacific equal to a percentage of his Basic Compensation increasing ratably on a monthly basis, beginning with 35% payable in the event of a termination in November 1993 and ending with 45% in the event of a termination in or after October 1997 (assuming such pension is payable as an individual-life annuity).

      C. For all purposes under this Agreement, the term "Basic Compensation" shall mean the average annual salary actually received during the Compensation Period plus the average standard short-term award for the Compensation Period, before the application of any deferral elections under plans or programs sponsored by Pacific (or its affiliates). The term "Compensation Period" shall mean the last 60

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

      months of employment by Pacific or any affiliate of Pacific.

      D. The amount of any pension benefit payable under this Agreement shall be reduced (not below zero) by the amount of any pension benefits payable under the Pacific Telesis Group Executive Non-Qualified Pension Plan, the Pacific Telesis Group Supplemental Executive Retirement Plan, the Pacific Telesis Group Mid-Career Pension Plan, the pension portion of the Pacific Telesis Group Senior Management Long Term Disability and Survivor Protection Plan and the Pacific Telesis Group Pension Plan for Salaried Employees (the "Pension Plan") or any successors to such plans.

IV.   EXECUTIVE NON-QUALIFIED PENSION PLAN.

After 10 years of service as an officer, the Officer may voluntarily retire at 45% (or more) of Basic Compensation in accordance with the terms of the Pacific Telesis Group Executive Non-Qualified Pension Plan, as it existed on October 27, 1987 (the "Executive Plan"). The terms of the Executive Plan are incorporated herein by reference.

V.    FORM OF SUPPLEMENTAL PENSION BENEFITS.

      A. By filing an election with the Compensation and Personnel Committee of the Board of Directors of Pacific (the "Committee"), the Officer may elect to receive the pension described in Section 3 in any of the forms available for benefits under the Pacific Telesis Group Executive Non-Qualified Pension Plan in accordance with the rules established under such Plan; provided, however, that any single-sum cashout payment of a benefit hereunder is expressly subject to the Committee's discretion to pay in a form other than a single sum. Unless the Officer elects otherwise in accordance with the preceding sentence, the pension described in Section 3 shall be in the form of a joint-and-survivor annuity. Such annuity shall be payable first to the Officer and then to his spouse, if she survives him. The amount of the pension payable as a joint-and-survivor annuity for the Officer's life shall be equal to 90% of the pension computed in Section 3, and 50% of the reduced amount shall be payable to his spouse (if she survives him) for her lifetime.

      B. Pension payments under Section 3 or 4 or Subsection (a) above shall be payable in a manner consistent with the rules concerning the payment of benefits under the Pension Plan. For this purpose, the Officer's pension effective date shall be deemed to be the day following the date when termination of employment with Pacific or any affiliate of Pacific occurs. Survivor benefits shall be determined in a manner consistent with the rules concerning the payment of such benefits under the Pacific Telesis Group Executive Non-Qualified Pension Plan.

VI.   HEALTH AND WELFARE BENEFITS.

      A. In the event that the Officer ceases to be employed by Pacific, or any affiliate of Pacific, with eligibility for a "Minimum Pension" under the Executive Plan, the Officer's right to health and welfare benefits shall not be less than the following:

      1. If the Officer's last employing company participates (at the time of the employment termination) in the Pension Plan, such company

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            shall  provide  the  Officer  with  health  and  welfare  benefits comparable to the benefits which such company is then providing to its former employees who are receiving service or disability pensions under the Pension Plan; or

      2. If the Officer's last employing company participates (at the time of the employment termination) in the PacTel Corporation
            Retirement Plan (the "Retirement Plan"), such company shall provide the Officer with health and welfare benefits comparable to the benefits which such company is then providing to its former employees who are considered to have attained "Retirement Status" under the Retirement Plan.

      B. In the event that the Officer ceases to be employed by Pacific, or any affiliate of Pacific, with eligibility for any pension benefit under this Agreement or the Executive Plan but before becoming eligible for a "Minimum Pension" under the Executive Plan, the officer may elect continuation medical coverage under this Subsection (b) (the "Continuation Medical Coverage") for himself and any dependents who are covered dependents at the time of his termination of employment here-under, in lieu of COBRA continuation coverage or any other federally-mandated continuation medical coverage, by sending written notice to the Executive Vice President--Human Resources of Pacific (or the officer having corresponding responsibility at that time) within 60 days of termination of employment. Continuation Medical Coverage shall be equivalent to the medical coverage that would have been provided to the Officer if the Officer had been eligible for a service pension under the Pension Plan upon such termination of employment; provided, however, that the Officer shall be entitled to Continuation Medical Coverage only if the Officer pays to Pacific (or its affiliate) an amount equal to 100% of the group rate charged by Pacific (or its affiliate) for equivalent coverage under COBRA (but excluding the 2% administrative fee). If the Officer elects Continuation Medical Coverage in lieu of COBRA continuation coverage and fails to pay the required contributions for such Continuation Medical Coverage in an amount and in the manner determined by Pacific (or its affiliate), Continuation Medical Coverage shall terminate effective as of the first day of the month for which full payment was not received.

      C. For purposes of this Agreement, the term "health and welfare benefits" shall include, but not be limited to, life insurance, medical and dental benefits.

VII.  PLAN AMENDMENTS.

This Agreement shall not limit any right of Pacific or its affiliates to modify at any time their benefit plans, the benefit plans they participate in or the health and welfare benefits they provide to employees or former employees, provided that no modification shall reduce the benefits described in this Agreement (including, without limitation, the benefits to be provided under the Executive Plans pursuant to Section 4), except for those changes in health and welfare benefits applicable to all management employees and former management employees.

VIII. CONSTRUCTION AND ENFORCEMENT.


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

      A. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof.

      B. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

      C. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration pursuant to section 12(g) of the 1989 Agreement.

IX.   MISCELLANEOUS PROVISIONS.

      A. There shall be no right of setoff or counterclaim with respect to any claim, debt or obligation against payments to the Officer under this Agreement.

      B. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Subsection (b) shall be void.

      C. All payments made pursuant to this Agreement shall be subject to withholding of applicable taxes.

X.    EFFECTIVE DATE.

      This Agreement shall be effective upon its execution.


IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of Pacific by its duly authorized officer, as of the day and year first above written.


PACIFIC TELESIS GROUP


By:
     ---------------------------           --------------------------
         Richard W. Odgers

Title:
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Date:
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